SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

STEALTH TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

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STEALTH TECHNOLOGIES, INC.
801 West Bay Drive, Suite 470
Largo, Florida 33770
727-330-2731

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS'
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

To the Stockholders of STEALTH TECHNOLOGIES, INC.:

The accompanying Information Statement is being furnished to the holders ("Stockholders") of shares of the common stock, par value $0.001 per share ("Common Stock"), of Stealth Technologies, Inc., a Nevada Corporation (the "Company" or "Stealth"). The Board of Directors (the "Board") is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you that on August 31, 2017, the Company received written consent in lieu of a meeting of Stockholders (the "Written Consent") from holders of shares of voting securities representing approximately 93.65% of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") and a unanimous written consent of the Board to approve the following:

●	the proposal to affect a reverse stock split of our outstanding common stock on a one (1) share for fifteen (15) shares basis, (the "Reverse Stock Split").

The Reverse Stock Split is more fully described in the accompanying Information Statement. The elimination of the need for a special meeting of stockholders to approve the Reverse Stock Split is made possible by Sections 78.320 and 78.390 of Nevada Revised Statutes (the "NRS"), which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to the NRS, a majority in interest of our capital stock entitled to vote thereon is required in order to approve the Reverse Stock Split. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors determined that it was in the best interests of all of our shareholders that the Reverse Stock Split be adopted by majority written consent and this Information Statement to be mailed to all stockholders as notice of the action taken. The accompanying Information Statement is being furnished to all of our stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated by the U.S. Securities and Exchange Commission thereunder, solely for the purpose of informing our Stockholders of the actions taken by the Written Consent before they become effective.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Reverse Stock Split can become effective is twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER 10, 2017. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

September 1, 2017	By Order of the Board of Directors,

BRIAN McFADDEN
Brian McFadden
Director and Chief Executive Officer

STEALTH TECHNOLOGIES, INC.
801 West Bay Drive, Suite 470
Largo, Florida 22770
727-330-2731

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934 AND
REGULATION 14C THEREUNDER
September 10, 2017

Action by Written Consent of Majority Stockholders

WE ARE NOT ASKING YOU FOR A
PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to Stealth Technologies, Inc., a Nevada corporation, as the "Company," "we," "us," or "our."

This Information Statement is being furnished by the Board of Directors of the Company (the "Board"), to inform the holders ("Stockholders") of common stock, par value $0.001 per share (the "Common Stock"), as of September 1, 2017, of action already approved by written consent (the "Written Consent") of the majority stockholders (the "Majority Stockholders") on August 31, 2017.

Action by Written Consent

The following actions were approved by the Majority Stockholders pursuant to the Written Consent, in lieu of a special meeting:

●	to affect a reverse stock split of our outstanding common stock on a one (1) share for fifteen (15) shares basis, (the "Reverse Stock Split").

This Information Statement is being furnished to all of our Stockholders in accordance with Section 14c of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated by the U.S. Securities and Exchange Commission (the "SEC") thereunder, solely for the purpose of informing our Stockholders of the Actions taken by the Written Consent before they become effective.

The Board has fixed the close of business on September 1, 2017, as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement ("Stockholders of Record"). This Information Statement will be mailed on or about September 10, 2017 to Stockholders of Record as of the Record Date.

Pursuant to the Written Consent, the Majority Stockholders approved the Reverse Stock Split on August 31, 2017, (collectively, the "Action" or "Amendment").

The Actions were unanimously approved by our Board on August 31, 2017.

This Information Statement contains a brief summary of the material aspects of the Action approved by the Board and the Majority Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ABOUT THE INFORMATION STATEMENT

Who is Entitled to Notice?

Each outstanding share of Common Stock as of record on the Record Date is entitled to notice of the Actions to be taken pursuant to the Written Consent.

What Vote is Required to Approve the Actions?

As of the Record Date, there were 97,793,278 shares of our Common Stock issued and outstanding, and 1,000,000 shares of Series A Preferred Stock, (the "Series A Preferred Stock") which are convertible into 1,000,000,000 shares of common stock, issued and outstanding (the "Series A Preferred Shares"). As each Series A Preferred Share has the equivalent of 1,000 votes on each matter submitted to stockholders, the holders of the Series A Preferred Stock have voting control of 1,0028,107,604 of the total outstanding voting shares.

Our majority stockholders consist of our Chief Executive Officer Brian McFadden, and our Chief Financial Officer Michelle Pannoni (collectively, the "Majority Stockholders"). As of the Record Date, the Majority Stockholders held 28,107,604 shares of our common stock, par value $0.001 per share (the "Common Stock"), and 1,000,000 shares of our Series A Preferred Stock, par value $0.01 per share. As detailed on this page, the Majority Stockholders' holdings represent approximately 93.65% of the total outstanding voting shares.

Accordingly, the total aggregate amount of shares entitled to vote regarding the approval of the Reverse Stock Split is 1,097,793,278. At least a majority of the voting equity of the Company, or at least 548,896,640 votes, are required to approve the Actions by written consent. The Majority Stockholders, which hold in the aggregate 1,028,107,604 shares entitled to vote (and therefore having 93.65% of the total voting power of all outstanding voting capital), have voted in favor of the Actions, thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent. Therefore, no other stockholder consents will be obtained in connection with this Information Statement.

Q: Where can I find more information about the company?

A: As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company.  You can inspect and copy these materials at the public reference facilities of the SEC's Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

Q: Who can help answer my questions?

A: If you have questions about the company after reading this Information Statement, please contact us in writing at our principal executive offices at 801 West Bay Drive, Suite 470, Largo, Florida 33770, attention Brian McFadden, Chief Executive Officer or by telephone at (727) 330-2731.

ACTION TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the action approved by the Board and the Majority Stockholders.

REVERSE STOCK SPLIT

APPROVAL TO AFFECT A REVERSE STOCK SPLIT AT A RATIO OF 1 FOR 15.

The Board approved a resolution to adopt an amendment to the Company's Certificate of Incorporation to affect a reverse stock split of the Common Stock at a ratio of 1 for 15. (the "Reverse Stock Split").

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE TREATMENT OF FRACTIONAL SHARES, AS EXPLAINED BELOW UNDER THE CAPTION "FRACTIONAL SHARES."

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING STOCKHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES WILL REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

Reasons for Reverse Stock Split

The Board believes it is in the best interests of the Company and its Stockholders to affect a reverse stock split to reduce the number of issued and outstanding shares. Immediately following the completion of the reverse stock split, the number of shares of the Company's common stock issued and outstanding or held in treasury would be reduced proportionately based on the reverse stock split ratio of 1-for-15. A reverse stock split by a publicly traded company reduces the number of shares outstanding, but leaves the market capitalization of the company the same, which results in an increase in the price per share of the company's stock. Put another way, after a reverse stock split, the enterprise value of the company is spread over fewer shares and so the per share price of the stock will be higher.

Currently, our market price is $0.009 and as a result we are in danger of being downgraded by OTC Markets from OTCQB to OTC PINK.  We want to avoid that at all costs. To remain on OTCQB, our market price must be above $0.01 per share.

The Board of Directors believes implementing a reverse stock split is likely to increase the market price for the Company's common stock as fewer shares will be outstanding. The Board of Directors further believes that the increased market price of the Company's common stock expected as a result of implementing the reverse stock split may improve marketability and liquidity of our common stock and encourage interest and trading in our common stock. The Reverse Stock Split would decrease the number of outstanding shares but not the number of authorized shares. This Action is not being made in connection with any private transaction, nor does management currently have any intention to effectuate the privatization of the Company. There can be no assurance that the reverse stock split will result in the benefits described above. The Company cannot assure you that the reverse stock split will not further adversely impact the market price of the Company's common stock.

In connection with the Reverse Stock Split, we will not file with the State of Nevada an amendment to our Articles of Incorporation to reflect the split.  Our current authorized capitalization will remain unchanged at 750,000,000 shares of common stock with a par value of $0.001 per share, of which 97,793,278 shares are outstanding (does not include 3,111,429 treasury shares registered in the name of the Company that cannot be voted or counted as outstanding pursuant to Nevada Revised Statute 78.283) and 10,000,000 shares of preferred stock with a par value of $0.001 per share of which 1,000,000 shares are outstanding. Each share of preferred stock has 1,000 votes and votes with the common shares on all matters submitted to the shareholders for a vote.

Under applicable Nevada law, a corporation may affect a reverse stock split without correspondingly decreasing the number of authorized shares of the same class or series if:

(a)	The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and

(b)	The proposal is approved by the vote of stockholders holding a majority of the voting power of the outstanding shares of the affected class or series.

As our board of directors has approved the Reverse Stock Split and stockholders holding a majority of our voting shares have also approved the split by written consent, we are not required to change our authorized capitalization.  Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares.

Effect of the Reverse Stock Split

Split shares of common stock issued in connection with the Reverse Stock Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the Reverse Stock Split. The Reverse Stock Split will decrease the number of outstanding common shares but will not affect any stockholder's proportionate interest in our common stock prior to the closing of the Share Exchange, except for minor differences resulting from the rounding up of fractional shares.  The par value of our common stock will remain unchanged.  While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.  Therefore, the Reverse Stock Split will not affect our total stockholders' equity.  All share and per share information will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will occur or be sustained. If the market price of our stock declines after the implementation of the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity.  In addition, the Reverse Stock Split may increase the number of the stockholders who own odd lots, or less than 100 shares.  Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results outlined above.

Following the Reverse Stock Split, as of the Record Date, we will have issued and outstanding approximately 6,519,552 shares of common stock, without giving effect to the rounding up of fractional shares. This does not include approximately 207,429 shares of common stock registered in our name that are designated "treasury shares" and as such may not be voted or counted as outstanding pursuant to NRS 78.283.

Following the Reverse Stock Split, as of the Record Date, we will have the corporate authority to issue 743,480,448 shares of authorized but unissued common stock.  These shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company.  Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value.

Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management.  This could include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price, or benefit stockholders in some other manner.  Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price.  In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

The available authorized and unissued shares of common stock gives us the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the company stock and to expend additional resources to accomplish a takeover.  The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the company, nor are we currently contemplating any such anti-takeover plan.

We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on OTCQB and we plan to continue to file periodic and other reports with the SEC under the Securities Exchange Act of 1934, as amended.

Following the Reverse Stock Split, the share certificates you now hold will be replaced with new certificates. You are not required to exchange your certificates for new certificates. The old certificates now in your possession will be cancelled.   In the future, new share certificates will be issued reflecting the stock split, but this in no way will affect the validity of your current share certificates.  The reverse split will occur on the effective date without any further action on the part of our stockholders.  After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent 1/15th shares Company's post-split common stock.  Certificates representing post-split common stock will be issued in due course by our transfer agent: Action Stock Transfer Co., 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121 and its telephone number is (801) 274-1088.

Fractional Shares

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of the Company's common stock not evenly divisible by the reverse split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Company's common stock on the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares

As of the Record Date, we currently have 750,000,000 shares of Common Stock authorized and 97,793,278 shares of our common stock issued and outstanding, (does not include 3,111,429 treasury shares registered in the name of the Company that cannot be voted or counted as outstanding pursuant to Nevada Revised Statute 78.283).  As a result of the reverse stock split, the number of shares remaining available for future issuance under the Company's authorized pool of common stock would increase.

These authorized but unissued shares of common and preferred stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of businesses or assets and sales of stock or securities convertible into common stock. The Company believes that the availability of the authorized but unissued shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the Company issues additional shares, the ownership interests of holders of the Company's common stock may be diluted. Also, if the Company issues shares of its preferred stock, the issued shares may have rights, preferences and privileges senior to those of its common stock.

Other Effects on Issued and Outstanding Shares

The rights and preferences of the issued and outstanding shares of the Company's common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable.

In addition, the Reverse Stock Split would result in some stockholders owing "odd-lots" of fewer than 100 shares of the Company's common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Procedure for Exchange of Stock Certificates

The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to affect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters' Rights

Under Nevada law, the Company's Stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and the Company will not independently provide Stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of our common stock held by our Stockholders before the Reverse Stock Split were, and the shares of our common stock held after the Reverse Stock Split will be, held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each stockholder is urged to consult with such Stockholder's own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Other than the cash payments for fractional shares discussed below, no gain or loss will be recognized by a Stockholder upon such Stockholder's exchange of shares held before the Reverse Stock Split for shares after the Reverse Stock Split. The aggregate tax basis of the shares of the Company's Common Stock received in the Reverse Stock Split (including any fraction of a share deemed to have been received) will be the same as the Stockholder's aggregate tax basis in the shares of our Common Stock exchanged therefor. In general, Stockholders who receive cash instead of their fractional share interests in the shares of our Common Stock as a result of the Reverse Stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The Stockholder's holding period for the shares of our Common Stock after the Reverse Stock Split will include the period during which the Stockholder held the shares of our Common Stock surrendered in the Reverse Stock Split.

This summary of certain material United States federal income tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service, the Company or the courts. Accordingly, each Stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled "Action by Written Consent," the Board and Majority Stockholders of the Company further approved the Amendment. The Company's officers hold preferred shares that give them voting control of the Company.

As of August 31, 2017, our officers, directors and management have an aggregate of 1,028,107,604 votes on any matter brought to a vote of the holders of our common stock, or 93.65% of the total vote.

Except the foregoing and disclosed elsewhere in this Information Statement, since January 1, 2016, being the commencement of our last financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	Any director or officer of our corporation;

2.	Any proposed nominee for election as a director of our corporation; and

3.	Any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled "Security Ownership of Certain Beneficial Owners and Management."

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS

On August 31, 2017, the Record Date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 97,793,278 shares, of common stock issued and outstanding (does not include 3,111,429 treasury shares registered in the name of the Company that cannot be voted or counted as outstanding pursuant to Nevada Revised Statute 78.283) and 1,000,000 shares of Series A preferred stock outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. Each share of Series A preferred stock had 1,000 votes. The total voting power of the Series A preferred stock is 1,000,000,000 votes. Accordingly, the combined voting power of all of the Series A preferred stock and all the common stock was 1,097,793,278. The holders of the Series A preferred stock and the common stock vote as a single class on all matters submitted to stockholders. The common stock and Series A preferred stock constitute the sole outstanding classes of our voting securities.

On August 31, 2017, two shareholders (Brian McFadden and Michelle Pannoni) holding a majority of our voting power of 1,028,107,604 votes (93.65% of the total voting power) executed a written consent approving the reverse stock split on the basis of one (1) share for each fifteen (15) shares outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of August 31, 2017:

●	each of our directors;

●	each of our named executive officers;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person's name. The percentage of beneficial ownership is based on 1,097,793,278 shares of our common stock outstanding as of the Record Date. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o STEALTH TECHNOLOGIES, INC., 801 West Bay Drive, Suite 470, Largo, Florida 33770.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person's beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person's beneficial ownership amount.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percentage of Beneficial Ownership of Common Stock	Amount and Nature of Beneficial Ownership of Preferred Stock (2)	Percentage of Beneficial Ownership of Preferred Stock
Directors and Officers:
Brian McFadden 801 West Bay Drive, Suite 470 Largo, Florida 33770	14,053,802	14.37%	500,000	50.00%

Michelle Pannoni 801 West Bay Drive, Suite 470 Largo, Florida 33770	14,053,802	14.37%	500,000	50.00%

All executive officers and directors as a group (2 people)	28,107,604	28.74%	1,000,000	100.00%

(1)
On August 31, 2017, the Record Date for determining the identity of stockholders who are entitled to receive this Information Statement, we had 97,793,278 shares of common stock issued and outstanding (does not include 3,111,429 treasury shares registered in the name of the Company that cannot be voted or counted as outstanding pursuant to Nevada Revised Statute 78.283)

(2)
1,000,000 shares of our capital stock is designated as Series A Preferred Stock.  500,000 shares are owned by Brian McFadden our president, principal executive officer and a director and 500,000 shares are owned by Michelle Pannoni, our secretary, treasurer, principal financial officer and a director.  Each share of Series A Preferred Stock has 1,000 votes.  According the combined voting power of the Series A Preferred Stock is 1,000,000,000 votes.  Our Series A Preferred Stock is not registered under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.  Accordingly, Mr. McFadden and Ms. Pannoni have sufficient votes to out vote all of the common stock shareholders on any matter coming before our shareholders for a vote.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our common stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our common stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written request to STEALTH TECHNOLOGIES, INC., 801 West Bay Drive, Suite 470, Largo, Florida 33770, attention Brian McFadden, Chief Executive Officer or by telephone at (727) 330-2731.  Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact us at the above address.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions.  Your consent to the above action is not required and is not being solicited in connection with this action.  This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

September 1, 2017	BRIAN McFADDEN
Brian McFadden, Chief Executive Officer